Exhibit 5.3

10 June 2020

To: The Directors Albemarle Wodgina Pty Ltd c/o Minter Ellison Level 3, 25 National Circuit Forrest Canberra 2603 Australia

Albemarle Wodgina Pty Ltd ACN 630 509 303 – Registration Statement on Form S-4

1.	Background

1.1

We have acted as Australian legal counsel to Albemarle Wodgina Pty Ltd (Company), a company incorporated under the laws of the Commonwealth of Australia, in connection with its filing of a registration statement on Form S-4 (Registration Statement) under the U.S. Securities Act of 1933, as amended (Securities Act) with the U.S. Securities and Exchange Commission (Commission).

1.2	The Registration Statement relates to the issuance of the Company’s $US300,000,000 registered 3.450% Senior Notes due 2029 (Exchange Notes).

1.3

Pursuant to the prospectus forming a part of the Registration Statement (Prospectus), the Company is offering to exchange all of its outstanding unregistered 3.450% Senior Notes due 2029 (Restricted Notes) for an equivalent principal amount of its Exchange Notes.

2.	Documents examined and searches made

2.1	For the purposes of this opinion, we have examined and relied on copies of the following documents:

(a)	the Registration Statement, in the form received by us via email from Robert D. Giannattasio of Shearman & Sterling LLP on 9 June 2020 at approximately 2.13pm (Sydney time);

(b)	the Exchange Notes, in the form received by us via email from Robert D. Giannattasio of Shearman & Sterling LLP on 9 June 2020 at approximately 2.13pm (Sydney time);

(c)	each of:

(i)	the certificate of registration; and

(ii)	the constitution of the Company (Constitution); and

(d)	the circular resolutions of the board of directors of the Company dated 1 June 2020.

2.2	We have also reviewed the following:

(a)

the document entitled ‘Indenture’ dated as of 20 January 2005 between Albemarle Corporation and U.S. Bank National Association, as successor to The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York), as trustee (Trustee), as supplemented most recently by the Indenture Supplement (Indenture);

(b)	the document entitled ‘Fifth Supplement Indenture’ between, amongst others, the Company and the Trustee dated 25 November 2019 (Indenture Supplement); and

(c)

the document entitled ‘Registration Rights Agreement’ between, amongst others, the Company dated 25 November 2019 (Registration Rights Agreement), (together with the Exchange Notes, the Transaction Documents).

Level 40 Governor Macquarie Tower 1 Farrer Place Sydney NSW 2000 AUSTRALIA DX 117 Sydney

2.3	We have relied on:

(a)

a search of the publicly available electronic register of the Company available on the on-line database of Australian Securities and Investments Commission (ASIC) at 2.29pm (Sydney time) on 9 June 2020. ASIC does not warrant the correctness of the information contained in this database; and

(b)

a search of the Company on the publicly available electronic Insolvency Notices register at approximately 2.29pm (Sydney time) on 9 June 2020. The Insolvency Notices register operates independently from the register referred to above in paragraph 2.3(a).

2.4	We have not made any other searches or enquiries.

3.	Definitions and interpretation

3.1	In this opinion:

(a)	Corporations Act means the Corporations Act 2001 (Cth);

(b)

External Administrator means an administrator, controller (as defined in the Corporations Act), receiver, receiver and manager, trustee, provisional liquidator, liquidator or any other person (however described) holding or appointed to an analogous office or acting or purporting to act in an analogous capacity;

(c)	Insolvency Event means, in respect of a person, any of the following occurring (in this definition, unless otherwise stated, all section numbers are references to sections in the Corporations Act):

(i)

it becomes insolvent within the meaning of section 95A, or is taken to have failed to comply with a statutory demand under section 459F(1), or must be presumed by a court to be insolvent under section 459C(2), or is the subject of a circumstance specified in section 461 (whether or not an application to court has been made under that section) or, if the person is a Part 5.7 body, is taken to be unable to pay its debts under section 585;

(ii)	it is the subject of a Liquidation, or an order or an application is made for its Liquidation;

(iii)	an effective resolution is passed or meeting summoned or convened to consider a resolution for its Liquidation;

(iv)	an External Administrator is appointed to it or any of its assets or a step is taken to do so;

(v)	if a registered corporation under the Corporations Act, a step is taken under section 601AA, 601AB or 601 AC to cancel its registration; or

(vi)	an analogous or equivalent event to that event listed above occurs in any jurisdiction;

(d)

Liquidation means a winding up, dissolution, liquidation, provisional liquidation, administration, bankruptcy or other proceeding for which an External Administrator is appointed, or an analogous or equivalent event or proceeding in any jurisdiction; and

(e)

Relevant Jurisdiction means the state of Western Australia, and a reference to laws of the Relevant Jurisdictions includes a reference to applicable laws of the Commonwealth of Australia in force in the Relevant Jurisdictions.

3.2	Subject to paragraph 3.1, capitalised terms defined in the Transaction Documents have the same meanings when used in this opinion.

4.	Assumptions

This opinion is based on the following assumptions:

(a)	The genuineness of all signatures.

(b)	The authenticity and completeness of all documents submitted to us as originals.

(c)	All documents submitted to us as copies conform with the originals, and all copy documents are complete and up to date.

(d)	All relevant original documents continue in full force and effect and all signatures, seals, dates, duty stamps and markings appearing on all documents and copy documents submitted to us are genuine.

(e)

The execution, delivery or performance of any document by any party to the document does not violate or contravene, and is not rendered invalid, not binding or unenforceable under, any applicable law under any jurisdiction (other than to the extent opined upon in this opinion).

(f)

The execution by the Company of any relevant document, and the incurring of liabilities and obligations under such document, are bona fide in the interests of the Company, and for a commercial benefit which is commensurate with the obligations of the Company under the document.

(g)

All public records and searches which we have examined are accurate, and the information disclosed by the searches conducted by us is true and complete, and such information has not since been altered, and the searches did not fail to disclose any information which had been delivered for registration, lodgement or filing against the Company’s records but which did not appear on the public records at the date of our search.

(h)

The procedures for the creation of Exchange Notes, and their exchange for the Restricted Notes, set out in the Transaction Documents will be accurately and properly complied with (other than in respect of the matters specifically opined on in this opinion).

(i)	Any Exchange Note that is in registered form will be registered, in the manner contemplated by the Indenture.

(j)

The Transaction Documents do or will constitute legal, valid, binding and enforceable obligations of the parties to them under all applicable law (other than to the extent opined upon in this opinion).

(k)	The Company was solvent at all relevant times, and no Insolvency Event has occurred in respect of the Company.

(l)	The assumptions contained in section 129 of the Corporations Act with respect to the Company.

5.	Opinion

5.1	Based on our review of the Transaction Documents, and the assumptions in paragraph 4 and the qualifications in paragraph 6, we are of the opinion that:

(a)

The Company is duly incorporated and validly existing under the laws of the Commonwealth of Australia and taken to be registered in the State of Western Australia. The searches of the public records of the Company available on the on-line database of ASIC and the Insolvency Notices register referred to in paragraph 2.2 do not disclose any Insolvency Event.

(b)

The Company has full capacity and all requisite corporate power and authority to issue the Exchange Notes and exchange the Exchange Notes for any or all of the Restricted Notes, and to perform its obligations under them. The Company has full capacity and all requisite corporate power and authority to own and lease its property and to conduct the business in which it is engaged as described in the Registration Statement.

(c)

The execution and issue of the Exchange Notes have been duly authorised by all necessary corporate action on the part of the Company and when executed and delivered by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and when issued upon consummation of the exchange offers as set forth in the Registration Statement, the Exchange Notes will be the legal, valid and binding obligations of the Company.

5.2

This opinion is deemed to be given as at the date of the effectiveness of the Registration Statement and will speak as at that date and we do not undertake any obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or binding authority) that may occur or come to our attention after the date of this letter which may affect our opinion.

6.	Qualifications

This opinion is subject to the following qualifications:

(a)

A statement that an obligation is ‘binding’ or ‘enforceable’ means that the obligation is of a type and form that courts of the Relevant Jurisdictions will generally enforce. It does not mean that the obligation can be enforced in all circumstances. For example:

(i)	equitable remedies, such as injunction and specific performance, are discretionary;

(ii)	enforceability may be affected by laws relating to insolvency or other laws that affect creditors’ rights generally; and

(iii)

enforceability may be affected by general law doctrines or statutory relief in relation to matters such as fraud, misrepresentation, mistake, duress, unconscionable conduct, frustration, estoppel, waiver, lapse of time, penalties, courts retaining their ability to adjudicate, public policy or illegality.

(b)

This opinion, which is governed by and to be interpreted in accordance with, the laws of the Relevant Jurisdictions, is given only with respect to the laws of the Relevant Jurisdictions in effect on the date of this opinion. We have not investigated and do not express any opinion as to the laws of any other jurisdiction.

(c)

We express no view on any matter requiring skill or expertise of a non-legal nature, such as financial, statistical, accounting, commercial or actuarial matters. We also express no opinion on any taxation matters.

(d)	This opinion is limited to the matters stated in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated.

7.	Benefit of opinion

7.1	This opinion is addressed to you personally. It may not be relied upon by anyone else for any purpose whatsoever without our prior written consent.

7.2

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the US Securities Act of 1933 (as amended) and the rules and regulations promulgated thereunder.

MinterEllison

/s/ John Elias

John Elias

Partner

Contact: Jonathan Maher T: +61 2 9921 4771

jonathan.maher@minterellison.com

Partner: John Elias T: +61 2 9921 4115

OUR REF: JIM JEE 1276782